          News Release
Contact: Jason Harbes, CFA
Director of Investor Relations
813.421.7694
investorrelations@ditech.com

DITECH HOLDING CORPORATION ANNOUNCES SECOND QUARTER 2018 HIGHLIGHTS
AND FINANCIAL RESULTS

- Reported second quarter 2018 net loss of $40.5 million
- Reduced general and administrative and compensation expenses by $35.5 million, or 16%, as compared to second quarter 2017
-Reduced corporate debt by $48.4 million as compared to first quarter 2018
- Introduced extended business hours

Fort Washington, PA, August 9, 2018 – Ditech Holding Corporation (NYSE: DHCP) today announced a net loss for the quarter ended June 30, 2018 of $40.5 million, compared to a net loss of $94.3 million for the quarter ended June 30, 2017. Adjusted Loss was $46.9 million in the current quarter as compared to an Adjusted Loss of $19.8 million in the prior year quarter.
The current quarter also included MSR valuation gains of $31.6 million, as compared to MSR valuation losses of $34.8 million in the corresponding prior year quarter. Net non-cash reverse fair value losses increased $13.6 million in the three months ended June 30, 2018 as compared to the same period of 2017 due primarily to valuation model assumption adjustments for buyout loans and changes in market pricing during 2018.
"In the second quarter, we made progress refining our strategy and executing initiatives aimed at improving operational efficiencies, enhancing our customer experience and growing market share. We worked to introduce new technology solutions, including a digital point-of-sale system, and evaluated options to introduce additional robotics and automation capabilities to our originations and servicing segments. We also began to execute on a strategy to improve execution and pricing within our originations segment and strengthened our ability to identify opportunities in our existing portfolio to help us address adverse market conditions," said Tom Marano, Chief Executive Officer and President. "Our second quarter performance did not meet our expectations, and we are continuing to take actions that we believe will help the Company return to sustained profitability."

Second Quarter 2018 Financial and Operating Overview

Highlights ($ in thousands):	For the Three Months Ended June 30, 2018	For the Three Months Ended June 30, 2017
Servicing Portfolio (average):
Owned MSR	$78,688,616	$108,856,686
Subserviced UPB	102,740,804	109,020,458
Total serviced UPB	$181,429,420	$217,877,144

Funded Volume:
Refinanced - HARP	$409,948	$799,078
Refinanced - Other	861,415	1,215,946
Purchased	1,337,669	2,180,890
Total Funded Volume	$2,609,032	$4,195,914

Delinquency rate - 30 days past due	8.68%	9.86%
Reverse Ginnie Mae Buyouts Volume	$466,093	$283,917
Securitized Volume	65,616	113,713
Total revenues for the second quarter of 2018 were $198.5 million, a decrease of $10.3 million as compared to the prior year quarter, primarily due to decreases of $27.3 million in net gains on sale of loans, $10.0 million in interest income and $9.6 million in net fair value gains (losses) on reverse loans and related HMBS obligations, partially offset by an increase of $38.8 million in net servicing revenue and fees. The decrease in net gains on sales of loans was primarily due to an overall lower volume of locked loans. The increase to net servicing revenue and fees was driven by the change in fair value of servicing rights related to changes in valuation inputs and other assumptions, partially offset by lower servicing fees, due primarily to the reduction in our owned MSR portfolio and continued runoff of the overall servicing portfolio.
Total expenses for the second quarter of 2018 were $251.7 million, a decrease of $40.9 million as compared to the prior year quarter. This decrease was primarily driven by a decrease in salaries and benefits of $18.3 million and a decrease in general and administrative expenses totaling $17.2 million. The decrease in general and administrative expenses resulted primarily from decreases of $6.9 million in legal fees related to litigation and regulatory costs, $5.4 million in costs related to our debt restructure initiative in 2017, $3.9 million in advance loss provision due to lower Fannie Mae escrow requirements, $2.6 million in purchased services, $2.1 million in professional fees and $1.5 million in curtailment-related accruals, offset in part by $6.2 million in amortization of the Clean-up Call Agreement inducement fee in 2018 and $5.2 million in higher loan servicing expense due primarily to higher VA buydowns and loans moving into foreclosure related to a seasoning portfolio. In addition, we had a decrease of $4.9 million resulting from accretion recorded during the second quarter of 2018 related to fresh start accounting adjustments for advances, which is not comparable to the second quarter of 2017. The decline in salaries and benefits expenses was due primarily to a decrease in compensation and benefits from lower average headcount driven by site closures and various organizational changes.
The Company is dependent on its ability to secure market financing from third parties on acceptable terms and to renew, replace or resize existing financing facilities as they expire. Continued growth in reverse Ginnie Mae buyout loan activity in the Reverse Mortgage segment will require us to continue to seek additional financing or to otherwise sell or securitize reverse Ginnie Mae buyout assets.
Second Quarter 2018 Segment Results
Results for the Company’s segments are presented below. Effective January 1, 2018, the Company no longer allocates corporate overhead, including depreciation and amortization, to its operating segments. These amounts are now included in the Corporate and Other non-reportable segment. Prior year balances have been restated to conform to current year presentation.
Servicing
The Servicing segment serviced approximately 1.5 million accounts with a UPB of $178.4 billion as of June 30, 2018.

The Servicing segment reported pre-tax income of $50.5 million for the second quarter of 2018, an increase of $84.4 million compared to the prior year quarter. During the second quarter of 2018, the segment generated revenue of $148.1 million, an increase of $30.6 million as compared to the prior year quarter, primarily due to $70.2 million in favorable fair value changes to our MSR, partially offset by $30.6 million in lower servicing fees due primarily to the reduction in our owned MSR portfolio and continued runoff of the overall servicing portfolio.
Total expenses in the Servicing segment for the second quarter of 2018 were $100.8 million, a decrease of $49.9 million as compared to the prior year quarter, driven by $19.3 million in lower general and administrative expenses and $15.3 million in lower salaries and benefits. The decrease in general and administrative expenses was primarily due to decreases of $6.3 million in legal fees related to litigation and regulatory costs, $3.9 million in advance loss provision due to lower Fannie Mae escrow requirements, $2.2 million in professional fees due to transitioning bankruptcy work in-house, $1.9 million in float interest expense due to the sale of MSR, and $1.6 million in certain purchased services related to a smaller portfolio, offset in part by $5.2 million in higher loan servicing expense due in part to higher VA buydowns and loans moving into foreclosure related to a seasoning portfolio. In addition, we had a decrease of $4.9 million resulting from accretion recorded during the second quarter of 2018 related to fresh start accounting adjustments for advances, which is not comparable to the second quarter of 2017. The decline in salaries and benefits resulted primarily from a lower average headcount and a decrease in severance related to restructuring initiatives in 2017. Current quarter expenses included $4.8 million of interest expense and $3.2 million of depreciation and amortization.
Adjusted earnings improved $8.2 million for the second quarter of 2018 as compared to the prior year quarter due to lower general and administrative expenses, salaries and benefits and realization of expected cash flows, offset in part by lower servicing fees and interest income on loans.
Originations
The Originations segment funded total UPB volume of $2.6 billion for the second quarter of 2018, a decrease of $1.6 billion as compared to the prior year quarter. The recapture rate(1) was 17% for the current quarter.
The Originations segment reported $8.4 million of pre-tax loss for the second quarter of 2018 as compared to pre-tax income of $23.8 million for the second quarter of 2017, which represents a decrease of $32.2 million. During the second quarter of 2018, this segment generated revenue of $47.8 million, a decrease of $32.7 million from the prior year quarter. Net gains on sales of loans decreased $28.5 million as compared to the prior year quarter, primarily due to an overall lower volume of locked loans as well as a lower day one margin due to pricing decreases in both the consumer and correspondent channels.
Total expenses in the Originations segment for the second quarter of 2018 were $56.3 million, a decrease of $0.5 million compared to the prior year quarter. Current quarter interest expense was $7.5 million and depreciation and amortization was $4.4 million.
Adjusted earnings declined by $30.5 million for the second quarter of 2018 as compared to the prior year quarter due to the revenue decline previously discussed.
Reverse Mortgage
The Reverse Mortgage segment serviced 98,895 accounts with a UPB of $18.8 billion at June 30, 2018, which includes UPB of $9.0 billion related to on-balance sheet loans and real estate owned. During the quarter, the business securitized $65.6 million of previously unfunded commitments and related fees.
The Reverse Mortgage segment reported $29.6 million of pre-tax loss for the second quarter of 2018 as compared to pre-tax loss of $13.6 million in the prior year quarter. During the second quarter of 2018, this segment generated revenue of $5.8 million, a decrease of $9.6 million from the prior year quarter. Net non-cash fair value losses increased $13.6 million due primarily to the valuation model assumption adjustments for buyout loans and changes in market pricing during 2018. Net interest income on reverse loans and HMBS related obligations increased $6.3 million primarily due to an increase in buyouts. In addition, we had a $1.0 million decline in servicing revenue and fees.
Total expenses in the Reverse Mortgage segment for the second quarter of 2018 were $35.4 million, an increase of $6.4 million from the prior year quarter. The increase in total expenses was driven by a $9.7 million increase in interest expense due primarily to higher average borrowings on master repurchase agreements as a result of higher buyout loan levels, and a higher average cost of debt related to the interest rate on the Exit Warehouse Facilities.

Pre-tax loss increased $16.0 million to $29.6 million and adjusted loss worsened by $2.7 million to a loss of $3.9 million for the second quarter of 2018 as compared to the prior year quarter primarily due to higher interest expense and a decrease in net fair value gains on reverse loans and related HMBS obligations, partially offset by the decline in salaries and benefits.
Corporate and Other Non-Reportable Segment
The Corporate and Other Non-Reportable segment reported $52.7 million of pre-tax loss for the second quarter of 2018, a decrease in loss of $16.3 million as compared to the prior year quarter. Other net fair value gains (losses) increased $11.9 million driven by an increase in the LIBOR rate for loans and bonds related to the Non-Residual Trusts during 2018 and negative assumption change impacts in the conditional default rate during 2017. Additionally, there were other gains of $7.2 million in connection with our counterparty under the Clean-up Call Agreement having fulfilled its obligation for the mandatory clean-up call of one of the remaining Non-Residual Trusts, resulting in the subsequent deconsolidation of the trust. This gain is offset by the amortization of the inducement fee recorded in general and administrative expenses during the period.
Interest expense decreased $3.1 million for the second quarter of 2018 as compared to the prior year quarter primarily as a result of the extinguishment of the Senior Notes and Convertible Notes in connection with the Chapter 11 bankruptcy, offset in part by higher interest rates on post-bankruptcy debt.
About Ditech Holding Corporation
Ditech Holding Corporation is an independent servicer and originator of mortgage loans and servicer of reverse mortgage loans. Based in Fort Washington, Pennsylvania, we have approximately 3,600 employees and service a diverse loan portfolio. For more information about Ditech Holding Corporation, please visit our website at www.ditechholding.com. The information on our website is not a part of this release.
This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Non-GAAP Financial Measures” at the end of this press release.
The terms “Ditech Holding,” the “Company,” “we,” “us” and “our” as used throughout this report refer to Ditech Holding Corporation (Successor) and its consolidated subsidiaries after the Effective Date, and/or Walter Investment Management Corp. (Predecessor) and its consolidated subsidiaries prior to the Effective Date. We use certain acronyms and terms throughout this release that are defined in the Glossary of Terms in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018.

(1) Recapture rate represents the percent of voluntary UPB payoffs during the period refinanced into new loans by Ditech.  This metric excludes payoffs on non-marketable portfolios, payoffs under $20K UPB, or payoffs prior to 60 days after boarding.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as "believes," "anticipates," "expects," "intends," "plans," "projects," "estimates," "assumes," "may," "should," "will," "seeks," "targets," or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance, nor should any conclusions be drawn or assumptions be made as to any potential outcome of any changes in our strategy. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail under the caption "Risk Factors" in our filings with the SEC.
In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•
our ability to operate our business in compliance with existing and future laws, rules, regulations and contractual commitments affecting our business, including those relating to the origination and servicing of residential loans, default servicing and foreclosure practices, the management of third-party assets and the insurance industry, and changes to, and/or more stringent enforcement of, such laws, rules, regulations and contracts;

•	scrutiny of our industry by, and potential enforcement actions by, federal and state authorities;

•
the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory examinations and inquiries, and any consumer redress, fines, penalties or similar payments we make in connection with resolving such matters;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•
potential costs and uncertainties, including the effect on future revenues, associated with and arising from litigation, regulatory investigations and other legal proceedings, and uncertainties relating to the reaction of our key counterparties to the announcement of any such matters;

•
our dependence on U.S. GSEs and agencies (especially Fannie Mae, Freddie Mac and Ginnie Mae) and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various existing or future GSE, agency and other capital, net worth, liquidity and other financial requirements applicable to our business, and our ability to remain qualified as a GSE and agency approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ and agencies' respective residential loan selling and servicing guides;

•
uncertainties relating to the status and future role of GSEs and agencies, and the effects of any changes to the origination and/or servicing requirements of the GSEs, agencies or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs, agencies or various regulatory authorities;

•
our ability to maintain our loan servicing, loan origination or collection agency licenses, or any other licenses necessary to operate our businesses, or changes to, or our ability to comply with, our licensing requirements;

•	our ability to comply with the terms of the stipulated orders resolving allegations arising from an FTC and CFPB investigation of Ditech Financial and a CFPB investigation of RMS;

•	operational risks inherent in the mortgage servicing and mortgage originations businesses, including our ability to comply with the various contracts to which we are a party, and reputational risks;

•	risks related to the significant amount of senior management turnover and employee reductions recently experienced by us;

•
risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements or obtain any necessary waivers or amendments, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, or at all, as well as our ability to incur substantially more debt;

•	our ability to renew advance financing facilities or warehouse facilities on favorable terms, or at all, and maintain adequate borrowing capacity under such facilities;

•	our ability to maintain or grow our residential loan servicing or subservicing business and our mortgage loan originations business;

•	risks related to the concentration of our subservicing portfolio and the ability of our subservicing clients to terminate us as subservicer;

•
our ability to achieve our strategic initiatives, particularly our ability to: enter into new subservicing arrangements; improve servicing performance; successfully develop our originations capabilities; and execute and realize planned operational improvements and efficiencies;

•	the success of our business strategy in returning us to sustained profitability;

•	uncertainties related to the Board's review of strategic alternatives;

•	changes in prepayment rates and delinquency rates on the loans we service or subservice;

•	the ability of Fannie Mae, Freddie Mac and Ginnie Mae, as well as our other clients and credit owners, to transfer or otherwise terminate our servicing or subservicing rights, with or without cause;

•	a downgrade of, or other adverse change relating to, or our ability to improve, our servicer ratings or credit ratings;

•	our ability to collect reimbursements for servicing advances and earn and timely receive incentive payments and ancillary fees on our servicing portfolio;

•
our ability to collect indemnification payments and enforce repurchase obligations relating to mortgage loans we purchase from our correspondent clients and our ability to collect in a timely manner indemnification payments relating to servicing rights we purchase from prior servicers;

•
local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales and uncertainty regarding the levels of mortgage originations and prepayments;

•
uncertainty as to the volume of originations activity we can achieve and the effects of the expiration of HARP, which is scheduled to occur on December 31, 2018, including uncertainty as to the number of "in-the-money" accounts we may be able to refinance and uncertainty as to what type of product or government program will be introduced, if any, to replace HARP;

•
risks associated with the reverse mortgage business, including changes to reverse mortgage programs operated by FHA, HUD or Ginnie Mae, our ability to accurately estimate interest curtailment liabilities, our ability to fund HECM repurchase obligations, our ability to assign repurchased HECM loans to HUD, our ability to fund principal additions on our HECM loans, and our ability to securitize our HECM tails;

•	our ability to realize all anticipated benefits of past, pending or potential future acquisitions or joint venture investments;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	changes in interest rates and the effectiveness of any hedge we may employ against such changes;

•
risks and potential costs associated with technology and cybersecurity, including: the risks of technology failures and of cyber-attacks against us or our vendors; our ability to adequately respond to actual or attempted cyber-attacks; and our ability to implement adequate internal security measures and protect confidential borrower information;

•
risks and potential costs associated with the implementation of new or more current technology, such as MSP, the use of vendors (including offshore vendors) or the transfer of our servers or other infrastructure to new data center facilities;

•	our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	risks related to our deferred tax assets, including the risk of an "ownership change" under Section 382 of the Code;

•	our ability to maintain the listing of our common stock and warrants on the NYSE;

•	our ability to continue as a going concern;

•	uncertainties regarding impairment charges relating to our intangible assets;

•	risks associated with one or more material weaknesses identified in our internal controls over financial reporting, including the timing, expense and effectiveness of our remediation plans;

•	our ability to implement and maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	our ability to manage potential conflicts of interest relating to our relationship with WCO; and

•
risks related to our relationship with Walter Energy and uncertainties arising from or relating to its bankruptcy filings and liquidation proceedings, including potential liability for any taxes, interest and/or penalties owed by the Walter Energy consolidated group for the full or partial tax years during which certain of our former subsidiaries were a part of such consolidated group and certain other tax risks allocated to us in connection with our spin-off from Walter Energy.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.
Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.
In addition, this release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views and such views may not be shared by all who are involved in those industries or markets.

Ditech Holding Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

	Successor	Predecessor	Successor	Predecessor
	For the Three Months Ended June 30, 2018	For the Three Months Ended June 30, 2017	For the Period From February 10, 2018 Through June 30, 2018	For the Period From January 1, 2018 Through February 9, 2018	For the Six Months Ended June 30, 2017
REVENUES
Net servicing revenue and fees	$130,097	$91,321	$178,452	$128,685	$204,508
Net gains on sales of loans	43,202	70,545	71,720	27,963	144,901
Net fair value gains (losses) on reverse loans and related HMBS obligations	(1,738)	7,872	(849)	10,576	22,574
Interest income on loans	471	10,489	847	3,387	21,469
Insurance revenue	—	—	—	—	3,963
Other revenues	26,496	28,560	39,573	16,662	56,657
Total revenues	198,528	208,787	289,743	187,273	454,072

EXPENSES
General and administrative	100,324	117,544	154,849	50,520	249,171
Salaries and benefits	82,802	101,071	129,584	40,408	209,028
Interest expense	58,384	60,884	88,280	38,756	121,294
Depreciation and amortization	8,384	10,042	13,078	3,810	20,974
Goodwill and intangible assets impairment	1,000	—	10,960	—	—
Other expenses, net	842	3,054	644	229	5,837
Total expenses	251,736	292,595	397,395	133,723	606,304

OTHER GAINS (LOSSES)
Reorganization items and fresh start accounting adjustments	—	—	(110)	464,563	—
Other net fair value gains (losses)	6,995	(8,105)	7,589	3,740	(3,022)
Net losses on extinguishment of debt	(1,207)	(709)	(1,207)	(864)	(709)
Gain on sale of business	—	7	—	—	67,734
Other	7,199	—	7,199	—	—
Total other gains (losses)	12,987	(8,807)	13,471	467,439	64,003

Income (loss) before income taxes	(40,221)	(92,615)	(94,181)	520,989	(88,229)
Income tax expense (benefit)	249	1,694	438	(18)	1,572
Net income (loss)	$(40,470)	$(94,309)	$(94,619)	$521,007	$(89,801)

Comprehensive income (loss)	$(40,381)	$(94,314)	$(94,523)	$521,007	$(89,823)

Net income (loss)	$(40,470)	$(94,309)	$(94,619)	$521,007	$(89,801)
Basic earnings (loss) per common and common equivalent share	$(8.60)	$(2.58)	$(20.81)	$13.94	$(2.46)
Diluted earnings (loss) per common and common equivalent share	$(8.60)	$(2.58)	$(20.81)	$13.92	$(2.46)
Weighted-average common and common equivalent shares outstanding — basic	4,707	36,536	4,546	37,374	36,475
Weighted-average common and common equivalent shares outstanding — diluted	4,707	36,536	4,546	37,424	36,475

Ditech Holding Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	Successor	Predecessor
	June 30, 2018	December 31, 2017
ASSETS	(unaudited)
Cash and cash equivalents	$218,608	$285,969
Restricted cash and cash equivalents	96,853	112,826
Residential loans at amortized cost, net (includes $924 and $6,347 in allowance for loan losses at June 30, 2018 and December 31, 2017, respectively)	329,671	985,454
Residential loans at fair value	10,394,781	10,725,232
Receivables, net (includes $2,143 and $5,608 at fair value at June 30, 2018 and December 31, 2017, respectively)	111,764	124,344
Servicer and protective advances, net (includes $11,054 and $164,225 in allowance for uncollectible advances at June 30, 2018 and December 31, 2017, respectively)	563,296	813,433
Servicing rights, net (includes $633,125 and $714,774 at fair value at June 30, 2018 and December 31, 2017, respectively)	689,194	773,251
Goodwill	—	47,747
Intangible assets, net	36,233	8,733
Premises and equipment, net	75,584	50,213
Deferred tax assets, net	777	1,400
Other assets (includes $21,105 and $29,394 at fair value at June 30, 2018 and December 31, 2017, respectively)	311,421	235,595
Total assets	$12,828,182	$14,164,197

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Payables and accrued liabilities (includes $5,463 and $1,282 at fair value at June 30, 2018 and December 31, 2017, respectively)	$792,866	$994,493
Servicer payables	116,622	116,779
Servicing advance liabilities	304,920	483,462
Warehouse borrowings	1,378,575	1,085,198
Corporate debt	1,215,266	1,214,663
Mortgage-backed debt (includes $633,244 and $348,682 at fair value at June 30, 2018 and December 31, 2017, respectively)	633,244	735,882
HMBS related obligations at fair value	8,294,703	9,175,128
Deferred tax liabilities, net	748	848
Total liabilities not subject to compromise	12,736,944	13,806,453
Liabilities subject to compromise	—	806,937
Total liabilities	12,736,944	14,613,390

Stockholders' equity (deficit):
Preferred stock, $0.01 par value per share (Successor and Predecessor):
Authorized - 10,000,000 shares, including 100,000 shares of mandatorily convertible preferred stock (Successor) and 10,000,000 shares (Predecessor)
Issued and outstanding - 95,778 shares at June 30, 2018 (Successor) and 0 shares at December 31, 2017 (Predecessor) (liquidation preference $98,421)	1	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares (Successor and Predecessor)
Issued and outstanding - 4,825,987 shares at June 30, 2018 (Successor) and 37,373,616 shares at December 31, 2017 (Predecessor)	48	374
Additional paid-in capital	185,712	598,193
Accumulated deficit	(94,619)	(1,048,817)
Accumulated other comprehensive income	96	1,057
Total stockholders' equity (deficit)	91,238	(449,193)
Total liabilities and stockholders' equity (deficit)	$12,828,182	$14,164,197

Non-GAAP Financial Measures
We manage our company in three reportable segments: Servicing, Originations and Reverse Mortgage. We evaluate the performance of our business segments through the following measures: income (loss) before income taxes and Adjusted Earnings (Loss). Management considers Adjusted Earnings (Loss) to be important in the evaluation of our business segments and of the company as a whole, as well as for allocating capital resources to our segments. Adjusted Earnings (Loss) is a supplemental metric utilized by management to assess the underlying key drivers and operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted Earnings (Loss) is not a presentation made in accordance with GAAP and our use of this measure and terms may vary from other companies in our industry.
Adjusted Earnings (Loss) is defined as income (loss) before income taxes, plus changes in fair value due to changes in valuation inputs and other assumptions; goodwill and intangible assets impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries, if applicable; share-based compensation expense or benefit; non-cash interest expense; exit costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; and select other cash and non-cash adjustments primarily including severance, gain or loss on extinguishment of debt, the net impact of the Residual and Non-Residual Trusts, transaction costs, reorganization items and certain non-recurring costs, as applicable. Adjusted Earnings (Loss) excludes unrealized changes in fair value of MSR that are based on projections of expected future cash flows and prepayments. Adjusted Earnings (Loss) includes both cash and non-cash gains from mortgage loan origination activities. Non-cash gains are net of non-cash charges or reserves provided. Adjusted Earnings (Loss) includes cash generated from reverse mortgage origination activities for the periods during which we were originating reverse mortgages. Adjusted Earnings (Loss) may from time to time also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors with a supplemental means of evaluating our operating performance.
Adjusted Earnings (Loss) should not be considered as an alternative to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determined in accordance with GAAP. Adjusted Earnings (Loss) has important limitations as an analytical tool, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations of this metric are:

•
Adjusted Earnings (Loss) does not reflect cash expenditures for long-term assets and other items that have been and will be incurred, future requirements for capital expenditures or contractual commitments;

•	Adjusted Earnings (Loss) does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Earnings (Loss) does not reflect certain tax payments that represent reductions in cash available to us;

•	Adjusted Earnings (Loss) does not reflect non-cash compensation that is and will remain a key element of our overall long-term incentive compensation package;

•	Adjusted Earnings (Loss) does not reflect the change in fair value due to changes in valuation inputs and other assumptions;
Because of these limitations, Adjusted Earnings (Loss) should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Earnings (Loss) only as a supplement.

Ditech Holding Corporation and Subsidiaries
Segment Results of Operations and Non-GAAP Financial Measures
For the Three Months Ended June 30, 2018
(in thousands)

	Servicing	Originations	Reverse Mortgage	Corporate and Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$125,625	$—	$6,022	$17	$(1,567)	$130,097
Net gains on sales of loans	450	42,412	—	—	340	43,202
Net fair value losses on reverse loans and related HMBS obligations	—	—	(1,738)	—	—	(1,738)
Interest income on loans	459	12	—	—	—	471
Other revenues	21,532	5,420	1,508	211	(2,175)	26,496
Total revenues	148,066	47,844	5,792	228	(3,402)	198,528

EXPENSES
General and administrative	58,648	17,178	10,102	17,798	(3,402)	100,324
Salaries and benefits	34,965	26,248	9,229	12,360	—	82,802
Interest expense	4,819	7,492	13,996	32,077	—	58,384
Depreciation and amortization	3,194	4,354	473	363	—	8,384
Intangible assets impairment	—	1,000	—	—	—	1,000
Other expenses, net	(804)	—	1,640	6	—	842
Total expenses	100,822	56,272	35,440	62,604	(3,402)	251,736

OTHER GAINS (LOSSES)
Other net fair value gains	3,269	—	—	3,726	—	6,995
Net losses on extinguishment of debt	—	—	—	(1,207)	—	(1,207)
Other	—	—	—	7,199	—	7,199
Total other gains	3,269	—	—	9,718	—	12,987
Income (loss) before income taxes	50,513	(8,428)	(29,648)	(52,658)	—	(40,221)

Adjustments to income (loss) before income taxes
Changes in fair value due to changes in valuation inputs and other assumptions	(33,260)	—	—	—	—	(33,260)
Fair value to cash adjustment to reverse loans	—	—	25,604	—	—	25,604
Non-cash interest expense	526	—	—	—	—	526
Intangible assets impairment	—	1,000	—	—	—	1,000
Exit costs	1,326	832	107	674	—	2,939
Transaction costs	75	—	—	1,048	—	1,123
Share-based compensation expense	—	—	—	1,373	—	1,373
Other	(4,001)	234	84	(2,318)	—	(6,001)
Total adjustments	(35,334)	2,066	25,795	777	—	(6,696)
Adjusted Earnings (Loss)	$15,179	$(6,362)	$(3,853)	$(51,881)	$—	$(46,917)

Ditech Holding Corporation and Subsidiaries
Segment Results of Operations and Non-GAAP Financial Measures
For the Three Months Ended June 30, 2017
(in thousands)

	Servicing	Originations	Reverse Mortgage	Corporate and Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$86,648	$—	$7,083	$—	$(2,410)	$91,321
Net gains (losses) on sales of loans	(997)	70,910	—	—	632	70,545
Net fair value gains on reverse loans and related HMBS obligations	—	—	7,872	—	—	7,872
Interest income on loans	10,477	12	—	—	—	10,489
Other revenues	21,298	9,598	454	200	(2,990)	28,560
Total revenues	117,426	80,520	15,409	200	(4,768)	208,787

EXPENSES
General and administrative (1)	77,909	19,445	9,905	15,053	(4,768)	117,544
Salaries and benefits	50,226	28,030	12,459	10,356	—	101,071
Interest expense	12,860	8,599	4,288	35,137	—	60,884
Depreciation and amortization (1)	8,362	662	837	181	—	10,042
Other expenses, net	1,327	—	1,554	173	—	3,054
Total expenses	150,684	56,736	29,043	60,900	(4,768)	292,595

OTHER GAINS (LOSSES)
Other net fair value gains (losses)	111	—	—	(8,216)	—	(8,105)
Net losses on extinguishment of debt	(709)	—	—	—	—	(709)
Gain on sale of business	7	—	—	—	—	7
Total other losses	(591)	—	—	(8,216)	—	(8,807)
Income (loss) before income taxes	(33,849)	23,784	(13,634)	(68,916)	—	(92,615)

Adjustments to income (loss) before income taxes
Changes in fair value due to changes in valuation inputs and other assumptions	33,017	—	—	—	—	33,017
Fair value to cash adjustment to reverse loans	—	—	12,039	—	—	12,039
Non-cash interest expense	22	—	—	2,742	—	2,764
Exit costs (1)	4,443	284	509	862	—	6,098
Transaction costs	2,158	—	—	6,928	—	9,086
Share-based compensation expense (1)	13	32	2	434	—	481
Gain on sale of business	(7)	—	—	—	—	(7)
Other (1)	1,191	82	(50)	8,108	—	9,331
Total adjustments	40,837	398	12,500	19,074	—	72,809
Adjusted Earnings (Loss)	$6,988	$24,182	$(1,134)	$(49,842)	$—	$(19,806)
__________

(1)
Effective January 1, 2018, the Company no longer allocates corporate overhead, including depreciation and amortization, to its operating segments. These amounts are now included in the Corporate and Other non-reportable segment. Prior year balances have been restated to conform to current year presentation.

Ditech Holding Corporation and Subsidiaries
Segment Results of Operations and Non-GAAP Financial Measures
For the Six Months Ended June 30, 2018
(in thousands)

	Servicing	Originations	Reverse Mortgage	Corporate and Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$299,094	$—	$11,338	$23	$(3,318)	$307,137
Net gains on sales of loans	955	97,963	—	—	765	99,683
Net fair value gains on reverse loans and related HMBS obligations	—	—	9,727	—	—	9,727
Interest income on loans	4,211	23	—	—	—	4,234
Other revenues	46,225	11,184	2,770	465	(4,409)	56,235
Total revenues	350,485	109,170	23,835	488	(6,962)	477,016

EXPENSES
General and administrative	121,004	38,400	17,905	35,022	(6,962)	205,369
Salaries and benefits	72,023	54,179	19,670	24,120	—	169,992
Interest expense	17,113	21,032	32,287	56,604	—	127,036
Depreciation and amortization	7,955	7,444	978	511	—	16,888
Goodwill and intangible assets impairment	1,000	9,960	—	—	—	10,960
Other expenses, net	(2,078)	—	2,868	83	—	873
Total expenses	217,017	131,015	73,708	116,340	(6,962)	531,118

OTHER GAINS (LOSSES)
Reorganization items and fresh start accounting adjustments	(14,588)	9,612	7,423	462,006	—	464,453
Other net fair value gains	3,380	—	—	7,949	—	11,329
Net losses on extinguishment of debt	—	—	—	(2,071)	—	(2,071)
Other	—	—	—	7,199	—	7,199
Total other gains (losses)	(11,208)	9,612	7,423	475,083	—	480,910
Income (loss) before income taxes	122,260	(12,233)	(42,450)	359,231	—	426,808

Adjustments to income (loss) before income taxes
Reorganization items and fresh start accounting adjustments	14,588	(9,612)	(7,423)	(462,006)	—	(464,453)
Changes in fair value due to changes in valuation inputs and other assumptions	(110,887)	—	—	—	—	(110,887)
Fair value to cash adjustment to reverse loans	—	—	37,010	—	—	37,010
Non-cash interest expense	4,954	6,579	7,146	—	—	18,679
Goodwill and intangible assets impairment	1,000	9,960	—	—	—	10,960
Exit costs	2,676	886	394	1,288	—	5,244
Transaction costs	182	—	—	2,070	—	2,252
Share-based compensation expense	13	14	4	1,880	—	1,911
Other	(1,775)	663	371	(1,993)	—	(2,734)
Total adjustments	(89,249)	8,490	37,502	(458,761)	—	(502,018)
Adjusted Earnings (Loss)	$33,011	$(3,743)	$(4,948)	$(99,530)	$—	$(75,210)

Ditech Holding Corporation and Subsidiaries
Segment Results of Operations and Non-GAAP Financial Measures
For the Six Months Ended June 30, 2017
(in thousands)

	Servicing	Originations	Reverse Mortgage	Corporate and Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$195,189	$—	$14,591	$—	$(5,272)	$204,508
Net gains (losses) on sales of loans	(1,317)	144,614	—	—	1,604	144,901
Net fair value gains on reverse loans and related HMBS obligations	—	—	22,574	—	—	22,574
Interest income on loans	21,445	24	—	—	—	21,469
Insurance revenue	3,963	—	—	—	—	3,963
Other revenues	45,926	16,690	737	710	(7,406)	56,657
Total revenues	265,206	161,328	37,902	710	(11,074)	454,072

EXPENSES
General and administrative (1)	168,556	42,895	16,369	32,425	(11,074)	249,171
Salaries and benefits	101,609	58,733	25,988	22,698	—	209,028
Interest expense	26,393	17,999	6,679	70,223	—	121,294
Depreciation and amortization (1)	17,161	1,589	1,863	361	—	20,974
Other expenses, net	2,681	—	2,653	503	—	5,837
Total expenses	316,400	121,216	53,552	126,210	(11,074)	606,304

OTHER GAINS (LOSSES)
Other net fair value losses	(1,318)	—	—	(1,704)	—	(3,022)
Net losses on extinguishment of debt	(709)	—	—	—	—	(709)
Gain on sale of business	67,734	—	—	—	—	67,734
Total other gains (losses)	65,707	—	—	(1,704)	—	64,003
Income (loss) before income taxes	14,513	40,112	(15,650)	(127,204)	—	(88,229)

Adjustments to income (loss) before income taxes
Changes in fair value due to changes in valuation inputs and other assumptions	40,414	—	—	—	—	40,414
Fair value to cash adjustment to reverse loans	—	—	15,378	—	—	15,378
Non-cash interest expense	1,535	—	—	5,413	—	6,948
Exit costs (1)	4,637	491	1,187	1,654	—	7,969
Transaction costs	4,331	—	—	9,963	—	14,294
Share-based compensation expense (benefit) (1)	268	(110)	166	1,022	—	1,346
Gain on sale of business	(67,734)	—	—	—	—	(67,734)
Other (1)	1,606	225	(72)	7,053	—	8,812
Total adjustments	(14,943)	606	16,659	25,105	—	27,427
Adjusted Earnings (Loss)	$(430)	$40,718	$1,009	$(102,099)	$—	$(60,802)
__________

(1)
Effective January 1, 2018, the Company no longer allocates corporate overhead, including depreciation and amortization, to its operating segments. These amounts are now included in the Corporate and Other non-reportable segment. Prior year balances have been restated to conform to current year presentation.